Exhibit 16.1

September 30, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Full Circle Capital Corporation and, under the date of September 22, 2014, we reported on the consolidated financial statements of Full Circle Capital Corporation as of and for the year ended June 30, 2014. On September 29, 2014, we were dismissed. We have read Full Circle Capital Corporation’s statements included under Item 4.01(a) of its Form 8-K dated September 30, 2014, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP